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Verint Systems Inc.

(Name of Registrant as Specified in its Charter)

Neuberger Berman Investment Advisers LLC
Neuberger Berman Investment Advisers Holdings LLC
Neuberger Berman Group LLC
NBSH Acquisition LLC
Neuberger Berman Breton Hill ULC
NB Acquisitionco ULC
Neuberger Berman Canada Holdings LLC
Mr. Scott Hoina
Mr. Benjamin Nahum
Mr. Amit Solomon
Ms. Beatriz V. Infante
Dr. Mark N. Greene
Mr. Oded Weiss

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NEUBERGER | BERMAN

This information below is being provided to Verint Systems Inc. ("Verint" or the "Company") shareholders for the purpose of clarifying several misleading and incorrect statements made by Verint in recent public disclosures.

Neuberger Berman encourages its fellow shareholders to review Neuberger Berman's proxy materials, its shareholder letters, and its presentation to Verint shareholders, all of which are available at www.BetterVerint.com.

Verint's Misleading Claim	The Facts

Verint's Performance

Verint's 1-year and 3-year Total Shareholder Return ("TSR") is strong and proves its plan is working.

- Verint measures its 1-year and 3-year TSR based upon what appears to us to be a randomly selected end date, April 8, 2019. This oddly selected time period enables Verint to include the positive stock appreciation that has occurred since Neuberger Berman's public engagement with the Company to improve its financial disclosure, capital allocation practices and reporting.
- As of May 31, 2019, Verint's shares continue to trade below their 2014 year-end levels.
- We encourage shareholders to review the Company's Form 10-K, filed with the SEC on March 28, 2019, which displays a stock chart (on page 31) comparing Verint's 5-year cumulative total returns to the NASDAQ Composite Index and the NASDAQ Computer and Data Processing Index.

  We note the Company's own TSR analysis: $100 invested in Verint's stock on January 31, 2014 was worth $106.45 on January 31, 2019. Over the same period, $100 invested in the NASDAQ Composite Index was worth $187.97 and $227.03 if it had been invested in the NASDAQ Computer and Data Processing Index.
- Through January 31, 2019 (the Company's most recent fiscal-year end), Verint has significantly underperformed its peers on a 5-year, 3-year and 1-year basis. See table below:

	5YR	3YR	1YR
Verint	**6%**	**32%**	**16%**
NICE	192%	90%	20%
Pegasystems	152%	142%	11%
Zendesk*	323%	207%	75%
ServiceNow	247%	254%	48%
Five9*	583%	514%	97%

*5-year financials for Five9 and Zendesk start on May 30, 2014, as they were not publicly traded on Jan. 31, 2014.

Verint has double digit EPS growth
Verint’s fiscal year 2019 adjusted EPS of $3.21 is below its fiscal year 2015 reported adjusted EPS of $3.43.
If Verint realizes its 2020 fiscal year-end EPS guidance of $3.65, it will have only achieved a 1.0% EPS CAGR over 5 years.
Verint recently raised guidance three times
Based on comments made by management on Verint’s May 29, 2019 earnings call, it appears that Verint’s three recent guidance raises were mostly due to acquired revenues.
These recent disclosures only further highlight the need for Verint to start reporting its organic revenue growth and improve financial transparency for its acquisitions.
Verint has “best-in-class R&D efficiency”
In our opinion, the fact that Verint has 40 different products, many of which have both cloud and on-premise versions, indicates that Verint’s R&D is spread too thin.

Verint recently estimated its CES segment R&D is 13% of revenue (over an undefined period).  If this percentage is applied to fiscal year 2019, it indicates Verint’s CIS segment spends a staggering 24% of its revenues on R&D while only growing its revenue by single digits.
Verint and NICE are not comparable companies
According to many sell-side analysts and Gartner – a leading technology research provider - NICE is Verint’s closest peer.
We suspect Verint does not like to be compared to NICE because NICE has dramatically outperformed Verint.
Verint’s Segment Results
CES revenue grew by 5% in fiscal year 2018 and 7% in fiscal year 2019, and is expected to grow by 11% in fiscal year 2020
Based on comments made by management on Verint’s May 29, 2019 earnings call, we now know that CES’s growth acceleration in fiscal year 2020 will be driven in large part by acquired revenues.
Shareholders still do not know how much of Verint’s revenue growth in fiscal years 2018 and 2019 is due to the Company’s $400 million spent on acquisitions.
CIS has generated double digit revenue growth
Fiscal year 2019 revenues for the CIS segment of $434 million were actually below the fiscal year 2016 revenues of $438 million, even with the addition of acquired revenues.

 Verint’s Cloud Strategy
Verint has a “cloud-first” strategy
We believe this statement is not supported by Verint’s CEO, Dan Bodner’s comments on its May 29, 2019 earnings call with shareholders that: “Our cloud strategy is to help customers transition to the cloud at their own pace.”
Verint’s “Board-Led” Strategy
Verint has a “Board-Led” strategy focused on “automation and cloud innovation” that was formulated in 2017 after the Board recognized the shift to cloud and “exponential data growth”
Shareholders and sell-side analysts have never been informed of this strategy until now.

It appears Verint is now touting a “Board-led” strategy to make it appear as though its Board has been keeping pace with Verint’s competitors.
Verint’s “holistic strategy” is clearly articulated to investors
Verint only began to disclose certain financial targets and agreed to report a minimal set of metrics for its cloud business AFTER Neuberger Berman’s persistent pressure.
Verint’s M&A Disclosures
Verint only buys small money-losing companies
Revenues for Verint’s last two acquisitions were not disclosed until the Company’s May 29, 2019 earning call.
In the aggregate, revenues acquired and price paid are material for investors.
The lack of disclosure makes it impossible for shareholders to analyze Verint’s true organic growth.
Verint’s Interaction with Neuberger Berman
Verint has tried to avoid a proxy contest with Neuberger Berman
Neuberger Berman’s requests, first to postpone the nominating deadline, and then to delay the annual meeting to avoid a proxy contest were both denied by Verint.
Neuberger Berman has an “off-the-cuff” approach to proposing directors
Neuberger Berman has been actively engaged with Verint since 2016, recommending eight different highly-qualified board candidates.
Our three nominees (Ms. Infante, Dr. Greene and Mr. Weiss) were recruited for their industry knowledge, operating expertise, business acumen and history of creating shareholder value.  All three of our nominees were dismissed as “unwarranted”.

 Neuberger demanded Verint separate its CES and CIS businesses
Neuberger Berman has NOT demanded that those businesses be separated. While Neuberger Berman has questioned Verint’s “conglomerate” structure, it has also asked Verint for an explanation as to why the businesses complement each other.
Neuberger Berman has stated privately and publicly that Verint should provide shareholders with actual (not estimated) and full segment-level reporting for both businesses so that they can be properly valued by investors.
Neuberger Berman has “shifting asks”
We have been consistent in our communications to the Company regarding the need for improved reporting, the disclosure of sensible medium- and long-range performance targets similar to what peers already disclose, and the addition of Board members with substantive software, analytical, cloud and corporate governance expertise.

We have offered the Board several ways to resolve the proxy contest, all of which include those elements.
Verint’s Board Skills and Experience
100% of Verint’s Board has software industry experience and 63% of the Board has cloud technology experience
The only Board member with senior executive software experience is Penelope Herscher, and she was recommended to the Board by Neuberger Berman in 2016.
In addition, Mr. Safir has never been a senior executive of any public company and Mr. Nottenburg and Mr. Egan have only been executives of hardware technology companies.
Mr. Nottenburg has the right experience to be on the Board of Verint
Mr. Nottenburg has been a director of Verint and its former parent company, Comverse Technologies, for a total of 11 years.

Mr. Nottenburg was never a senior executive of a public software company and has no experience guiding software companies to a successful cloud business model.

Verint has omitted Mr. Nottenburg’s history of shareholder value destruction at Multilink, Violin Memory, and Sequans.
As CEO, led Multilink Technology Corp. through its IPO in June 2001 at a value of $400 million and two years later sold the company, in June 2003, for just $23 million.

As Chairman, presided over Violin Memory Inc (VMEM) during its 2016 bankruptcy filing, where public shareholders lost about $900M of value.

As a Director of Sequans (SQNS) since 2017, the company lost over 50% of its value.
As Chief Strategy Officer and Chief Technology Officer at Motorola, Mr. Nottenburg defended the company’s conglomerate structure. Carl Icahn’s activist campaign resulted in the subsequent separation of Motorola into two independent entities.

Over the course of his most recent tenure as a director of Verint from February 2013, Verint has underperformed the NASDAQ Computer & Data Processing Index by 48%.

 Mr. Safir has the right experience to be on the Board of Verint
Mr. Safir has been a director of Verint since 2002.
Mr. Safir’s experience is primarily as a law enforcement officer and he has never been a senior executive of any public company.
Verint has omitted his role as Lead Independent Director of Citius Pharmaceuticals (CTXR) since 2014, where the shares lost 97% of their value over the last 3 years.
Over the course of his 17-year tenure as a director, Verint has underperformed the NASDAQ Computer & Data Processing Index by 19%.
Mr. Egan has the right experience to be on the Board of Verint
Mr. Egan has been a director since 2012.
Mr. Egan has been Verint’s Lead Independent Director since 2017, is the Chairman of the Corporate Governance and Nominating Committee and a member of the Compensation Committee.
Mr. Egan’s last and only senior public company executive role (at EMC, a hardware company, where his father was co-founder and CEO) ended 21 years ago.
As a Board member of EMC, Mr. Egan publicly opposed the spin-off of VMWare even while EMC’s $16 billon business was valued by the market at a negative value.
Over the course of his 7-year tenure as a director, Verint has underperformed the NASDAQ Computer & Data Processing Index by 30%.
Verint’s Board Refreshment Process
Verint has a regular thoughtful Board refreshment process
The last two directors to leave Verint’s Board of Directors over the last three years were Larry Myres, who retired at age 77 and Victor DeMarines, who sadly passed away at age 80 while still serving on the Board.
Verint has recently announced plans to add one new Board member this fiscal year only following pressure from Neuberger Berman and other shareholders to do so.
The Board has a “careful and considered” director election process
Verint dismissed seven of our eight suggested Board candidates as “unwarranted” after limited discussions. In most of those instances, the “process” involved one phone call with only one Board member.
Mr. Gold’s appointment is an example of Verint’s thoughtful Board appointment process, to add a CIO with Board experience to the Board
Mr. Gold’s “prior board experience” includes two quarters on the Board of an oil distribution company.  We are not sure how this experience is relevant to Verint.
Mr. Gold has never been a software company executive.
Verint’s strong corporate governance ensures accountability
Verint’s Corporate Governance is deficient on several fronts, including:
The position of Chairman and CEO have been recently combined, while the Lead Independent Director lacks key authorities that we believe are important to maintain the appropriate level of independence from management.
The Board lacks diversity and the necessary skills and experience to help guide the next horizon of Verint’s growth.
Directors are elected by a plurality, rather than a majority of shareholder votes.
Verint does not allow for shareholders to call a special meeting.
Verint does not provide shareholders with proxy access rights.

Verint’s executive compensation creates strong link to performance
Verint’s executive compensation programs focus on revenue growth rather than rewarding management for achieving profitable organic revenue growth, including:
Management’s annual bonuses are tied to total revenue growth, rewarding management for recently acquired revenues.
Revenue is a component in both PSUs and bonuses, resulting in management being compensated twice for the same achievement.
Unusually, management is paid 123% bonus for only 104% achievement.
The Company’s Long-term incentive plan is designed to reward management for total revenue growth and is measured against the S&P 1500 Index rather than a comparable set of peer performance.
Neuberger Berman’s Nominees’ Skills and Experience
Oded Weiss has “no public company director experience”
Neuberger Berman’s primary objective was to recruit its nominees for Verint’s Board based upon the skills and experience needed to guide Verint’s business forward.
Mr. Weiss (age 48) is a highly successful senior software executive and former McKinsey Partner who became President of Temenos, a $13 billion market cap developer of cloud-native software products for banking and fund management, currently trading at 4 times Verint’s valuation.
Temenos’s value has grown five-fold since Mr. Weiss joined the management team.

Ms. Infante and Dr. Greene were poor stewards of capital
Over the course of his career, Dr. Greene managed several large enterprise software and analytics businesses, including as CEO of Fair Isaac Corporation (NYSE: FICO), a financial technology and software company, through the 2008 financial crisis.  FICO’s performance far exceeded peers during that period.
Ms. Infante is a National Association of Corporate Directors Board Leadership Fellow, a 2016 NACD Directorship 100 honoree, and in 2013 was named to the Financial Times Agenda “Top 50 Digital Directors’ List.”
Ms. Infante successfully led Aspect Communication’s transformation from a money losing hardware company to a profitable software company. Aspect performed better than its peers after the tech bubble collapse.
Verint failed to highlight Ms. Infante’s “record” during the time she was a Board member of Sonus Networks when in fact Mr. Nottenburg was CEO of Sonus and primarily responsible for its performance. Following a period of massive value loss, Mr. Nottenburg was terminated as CEO. The business was eventually stabilized and merged with Genband to form Ribbon Communications.
Ms. Infante, Dr, Greene, and Mr. Weiss do not have skills that are complementary to the Board
Verint, a software company, has only one independent director who is a former software company executive, and has no directors with cloud experience.
All our nominees bring desperately needed experience in software, cloud, and analytics, as well as corporate governance and capital allocation.

IMPORTANT INFORMATION
On May 13, 2019, Neuberger Berman Investment Advisers LLC, Neuberger Berman Investment Advisers Holdings LLC, Neuberger Berman Group LLC, NBSH Acquisition LLC, Neuberger Berman Breton Hill ULC, NB Acquisitionco ULC, Neuberger Berman Canada Holdings LLC, Benjamin Nahum, Scott Hoina,  and Amit Solomon,  (collectively, the “Neuberger Berman Participants”) and Ms. Beatriz V. Infante, Dr. Mark Greene, and Mr. Oded Weiss (collectively, with the Neuberger Berman Participants, the “Participants”) filed a definitive proxy statement on Schedule 14A (the “Neuberger Berman Proxy Statement”) with the Securities and Exchange Commission (“SEC”), along with an accompanying GOLD proxy card, to be used in connection with the Participants’ solicitation of proxies from the stockholders of Verint Systems Inc. (the “Company”) for use at the Company’s 2019 Annual Meeting of Stockholders (the “Proxy Solicitation”).  All stockholders of the Company are advised to read the Neuberger Berman Proxy Statement and the accompanying GOLD proxy card because they contain important information.  The Neuberger Berman Proxy Statement and the accompanying GOLD proxy card will be furnished to some or all of the Company’s stockholders and are, along with other relevant soliciting material of the Participants, available at no charge at the SEC’s website at www.sec.gov, from the Participants’ proxy solicitor, Okapi Partners LLC (Call Toll-Free: (855) 305-0857) and at www.BetterVerint.com. To the extent that independent researchers or financial analysts are quoted in this document, it is the policy of the Participants to use reasonable efforts to verify the source and accuracy of the quote. The Participants have not, however, sought or obtained the consent of the quoted source to the use of such quote as soliciting material. This document may contain expressions of opinion and belief. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of the Participants.
About Neuberger Berman
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The “Neuberger Berman” name and logo are registered service marks of Neuberger Berman Group LLC.
© 2019 Neuberger Berman Group LLC. All rights reserved.